Exhibit 99.4

The Centre City Executive Center

607 Washington Street

P.O. Box 1497

Reading, PA 19603

PHONE: 610.478.2105

[GRIFFIN LETTERHEAD]

CONSENT OF GRIFFIN FINANCIAL GROUP LLC

We hereby consent to the use of our opinion letter dated December 17, 2015 to the Board of Directors of Standard Mutual Insurance Company (“SMIC”), included as [Appendix H] to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of National General Holdings Corp. (“National General”), filed on March 3, 2016 (the “Registration Statement”), relating to the proposed transaction between SMIC and National General and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary—Recommendation of the SMIC Board of Directors—Opinion of Financial Advisor,” “The Plan of Conversion—Background of the Plan of Conversion,” “The Plan of Conversion—SMIC Board of Directors’ Recommendation—Reasons for the Proposed Transaction,” and “The Plan of Conversion—Opinion of Financial Advisor to SMIC’s Board of Directors.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ GRIFFIN FINANCIAL GROUP LLC
GRIFFIN FINANCIAL GROUP LLC

March 3, 2016